Exhibit 99.1

Staffing 360 Solutions Pre-Announces Fiscal Year 2015 Revenue of $128.8 Million, Up 213% Over Prior Year

Revenue for the Fiscal Fourth Quarter Expected to be $32.2 Million, a 31% Increase Over the Same Period Last Year of $24.6 Million

New York, NY – July 30, 2015 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations with operations in the US and UK, today announced that it expects the Company’s reported revenue for fiscal year 2015 to be $128.8 million, an increase of 213% compared to fiscal year 2014 revenue of $45.8 million.

In addition, the Company expects revenue for the quarter ended May 31, 2015 to be $32.2 million, as opposed to revenue for the same period last year of $24.6 million, representing a 31% increase. The Company expects to announce its comprehensive financial results for the fiscal year ended May 31, 2015 via press release and Form 10-K before the SEC filing deadline, along with an earnings conference call.

“We are pleased to announce quarterly revenue of $32.2 million, bringing our annual revenue total to the often-quoted $130 million level,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Compared to $45 million last year, this is a major testament to our consolidation strategy. As Staffing 360 continues to grow and complete acquisitions, we remain highly focused on boosting our top line and managing our cost base. Our most recent acquisition of Lighthouse Placement Services, which closed earlier this month, is not included in these figures, so we expect to see another significant boost to next quarter’s revenue. We look forward to sharing more details on our upcoming earnings conference call.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million. The half-dozen acquisitions the Company has completed represent a key validator of this strategy’s implementation.

For more information about Staffing 360 Solutions and complete investor materials such as white papers, presentations, and webcasts of past earnings calls, please visit: www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and UK. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT industries. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions, as well as the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend current and any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control. The Company can give no assurance that it will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

investors@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Jeff R. Mitchell, Chief Financial Officer

212.634.6411

info@staffing360solutions.com